                              LMSI Venture Finance
                         2500 Sand Hill Road, Suite 101.
                              Menlo Park, CA 94025
                 Telephone; (650) 854-9450 o Fax: (650) 854-9457


July 28, 1999

                                                                         Revised
                                                                         -------
Mr. David J. Borges
Controller
Rosetta Inpharmatics, Inc.
12040 115th Avenue, NE
Kirkland, WA 98034
Dear David:

This will confirm approval of a time and line extension of $605,000 for Rosetta Inpharmatics. The terms will be the same as Rosetta's prior line (5/13/98 proposal and subsequent credit approval) except that

         - Equipment allotments have been changed to allow more soft costs. The new allotments are lab and test equipment (> 32%); computers, furniture, & similar (=34%); and soft costs (leaseholds, software, & similar) (Greater than or equal to 34%)

         - LMSI will retain a continuing lien on all equipment financed or to be financed under Equipment Financing Agreements #10819 and #10821 until all of Rosetta's obligations under this new financing are fulfilled. (With LMSI's prior approval, Rosetta may sell or dispose of some items of equipment)

         - The line expires 6/30/00, however, fundings after 12/31/99 are contingent upon Rosetta closing a major corporate partnership as represented.

Cynthia Murayama, Contract Manager, will be calling shortly to update information and to expedite the few additional documents we need. Equipment purchased since the expiration of Rosetta's prior line may be financed under this line. Please send any invoices you have accumulated.

We are delighted to be able to continue working with you and with Rosetta!

Best regards,

/s/ Barbara Kaiser

Barbara B.. Kaiser
EVP/ General Manager


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                         Lease Management Services, Inc.
                         2500 Sand Hill Road. Suite 101
                               Menlo Park CA 94025
                  Telephone (650) 854-9450 o Fax (650) 854-9457


April 24, 1998
Revised: May 13, 1998

Mr. John J. King, II                                               CONFIDENTIAL
Chief Operating Officer
Rosetta Inpharmatics, Inc.
12040 115th Avenue NE
Kirkland, WA 98034

Dear John:

We are pleased to present the following equipment financing proposal to Rosetta Inpharmatics, Inc.:

         BORROWER:         Rosetta Inpharmatics, Inc.

         LENDER:           Lease Management Services, Inc.

         EQUIPMENT:        A master line of credit for $1,500,000 equipment per
                           the attached list, including:

                    Greater than or equal to  $750,000   lab & scientific
                                                         equipment

                    Less than or equal to      500,000   computers, furniture &
                                                         similar

                    Greater than or equal to   250,000   leaseholds, software &
                                                         similar
                                            -------
                                          $1,500,000

                           Previously-purchased and used equipment may be included in this line. All equipment is subject to Lenders final approval.

TERM &
PAYMENT:

                           OPTION 1: Forty-two (42) months at 2.604% of equipment cost, payable monthly in advance for each loan schedule, plus a 15% balloon at end of term. [Subject to satisfactory credit review, the balloon may be paid over 9 months at 1.740% per month.]

                           OPTION 2: Forty-eight (48) months at 2.615% of equipment cost, payable monthly in advance for each loan schedule, plus a $1.00 payment at end of term.


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

                           The yield in this transaction will be adjusted relative to any increase in comparable term U.S. Treasury maturities. The payment factor for each schedule will be set at the time it is documented and will be FIXED for the term. The payment factors above are based on the average of the Federal Reserve 3- and 5-year treasuries (5.575%) for the week ending 4/17/98.

STRUCTURE:                 Secured loan. Borrower retains title and keeps
                           depreciation. Borrower will grant Lender a first security interest in the equipment to be financed.

WARRANT: In consideration for this financing, Borrower will grant to Lender a warrant to purchase Borrower's common or preferred stock. The warrant will be for 2.5% of equipment cost at the lower of $5.20 per share or Borrower's next round (> $2MM new - equity) share price. The exercise price will be the lower of $5.20 per share or the price half-way between the price per share of Borrower's Series A and next round financing. The warrant will be for the greater of 7,000 shares or the number of shares based pro rata on the actual amount of equipment financed. The warrant may be exercised by cash or net issue and will include standard anti-dilution provisions. The exercise period shall end 72 months from the date of issue.

COVENANT:                  No additional collateral will be required except in
                           the event Borrower's unrestricted cash, excluding long-term debt, falls below the appropriate benchmark below. In that event, Borrower will provide to Lender a cash security deposit equivalent to 12.5% of original, aggregate equipment cost, but in no event to exceed the remaining gross receivable.

                           PRE-IPO BENCHMARK: unrestricted cash, excluding long-term debt, must be equal to the greater of $2,000,000 or 6 months' cash needs. ["6 months' cash needs" will be defined as the cash bum for the 3 months just completed, multiplied by a factor of 2.3.]

                           POST-IPO BENCHMARK: unrestricted cash, excluding long-term debt, must be equal to the greater of $5,000,000 or 10 months' cash needs. ["10 months' cash needs" will be defined as the cash burn for the 3 months just completed, multiplied by a factor of 3.6.]

                           Interest will be accrued at 5.0% annually and will be paid with the return of the deposit.

                           This deposit will be released when Borrower's unrestricted cash, excluding long-term debt, recovers and is greater than the appropriate benchmark above for at least one quarter and continues to remain greater. (Or, will be returned immediately if Borrower's new equity or other non-refundable cash is great enough to dearly keep Borrower above the appropriate benchmark for at least three quarters.)

                           Verification of achievement of benchmarks is to be acceptable to Lender. Return of deposits prior to end of term is contingent upon receipt of all payments and financials to date as agreed, no default under any financial obligation, and no material adverse change.

CONTINGENCIES:

                           1) Standard documentation satisfactory to Borrower and Lender.

                           2) Releases against this credit line are contingent upon Borrower providing evidence of reasonable performance against the 1998 Budget or subsequent Board-approved plan acceptable to Lender. This credit line, unless extended in writing, expires 5/31/99.

                           3) Throughout the loan term, Borrower will provide monthly financials within 30 days of each month-end, and annually, an audited statement within 90 days of fiscal year end or at such time as Borrower's Board receives the audit All such financial statements are to be prepared using generally accepted accounting principles.

                           4) Invoices must be less than 45 days old ~ funded within 45 days of credit approval.

                                    All equipment is to be located at Borrower's
                                    Seattle area facilities unless Lender gives prior approval to do otherwise.

                                    Custom equipment; upgrades to equipment to which Lender does not have clear title or first security interest; disposables; and "soft costs" such as sales tax, freight, and installation are excluded from this line.

                           5) Subject to final approval by Lender's Credit Committee.

                           6) This is a statement of mutual intent and not an agreement to finance. The terms set forth above are not therefore binding until a loan agreement is executed between Borrower and Lender for specific items of equipment.

COMMITMENT
FEE: $10,000.00 commitment fee. This fee shall be fully credited pro-rata to schedules as financed. All or a portion of said fee will be forfeited If this transaction is approved by Lender and not executed by Borrower as called for in this proposal. However, in the event Borrower uses the line in good faith but does not use the entire line, then any remaining fee will be applied to any new line agreed to by Borrower and Lender prior to

                           9/30/98. The entire fee will be returned to Borrower promptly in the event Len4er fails to approve this transaction.

If the terms of this proposal meet with your approval, please sign and return with your commitment fee, and we will proceed. Unless previously accepted, this proposal will expire 5/16/98.

We look forward to meeting your equipment financing needs and continuing a mutually rewarding relationship.

----------------------------- --------------------------------------------------
Sincerely,                    ACCEPTED:  Rosetta Inpharmatics, Inc.

/s/ Barbara B. Kaiser         By: /s/
                                  ------------------------------------------
Barbara B. Kaiser             Title: SR. V.P. & C.O.O.
EVP/General Manager                  ---------------------------------------
                              Date: MAY 14, 1998
                                    ----------------------------------------
----------------------------- --------------------------------------------------


Pricing:

         Option 1:
                  ------
         Option 2:   X
                  ------


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